Exhibit 10.13

Mattress Firm, Inc,  5815 Gulf Freeway  Houston, TX 77023

May 21, 2012

Kindel Elam

Dear Kindel:

Mattress Firm, Inc. (MFI) is pleased to extend to you, the position of Vice President and General Counsel, as a full-time employee, reporting directly to Jim Black, Chief Financial Officer, effective on or before June 30, 2012, or at a mutually agreed upon date.

Compensation

You will be compensated with a monthly rate of $18,750.00 (annualized at $225,000) subject to normal withholdings, paid semi-monthly. Your first ninety (90) days of full-time employment with Mattress Firm are considered an introductory period (the "Introductory Period"). Completion of the Introductory Period does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on cause.

We are also pleased to offer you a signing bonus equal to $10,000, subject to normal withholdings within two weeks of your start of employment with Mattress Firm. This bonus is to be held confidentially and is contingent upon completion of one year of employment. If you leave the Company's employment for any reason other than position elimination within one (1) year of your start date, you agree to repay a pro-rated share of the signing bonus with Mattress Firm.

Additionally, you will be eligible to participate in the Company’s management-level bonus program. This program will provide you with the opportunity to earn an annual target bonus award in an amount equal to 35% of your earned wages for the year. Based on the achievement of bonus-award goals, the actual bonus can be in the range of zero percent of earned wages to twice the target bonus percent (or 70%) of earned wages. The Company reserves the right to amend or terminate any bonus programs at its discretion.

As soon as administratively feasible after beginning work, you will receive a grant of non-qualified stock options for the purchase of 35,284 shares of Mattress Firm Holding Corp, common stock at an exercise price equal to the fair value of the shares on the grant date. The grant will be made pursuant to the Mattress Firm Holding Corp. 2011 Omnibus incentive Plan. Additional Information regarding the plan and terms of the stock option grant will be provided to you at a future date.

Policies and Benefits

As a full time employee of our Company, you will be provided with insurance booklets,  personnel policies and benefits programs that will become effective during and/or following your first 90 days of employment. Any questions regarding Mattress Firm, Inc. policies, benefits administration or eligibility should be directed to our Benefits Specialist.

In addition to Insurance benefits, Mattress Firm offers an employer-sponsored 401(k) plan. Employees are eligible to participate after they have completed three months of service and attained age 20. Mattress Firm matches 33·1/3% of each dollar contributed by the participant up to six percent of his/her pay. During any calendar year, matching contributions cease on participant contributions on earned wages in excess of $80,000. Vesting occurs 20% each year with 100% vesting occurring after completion of five years of service, Mattress Firm reserves the right to amend the provisions of the 401(k) plan at its discretion.

The Company also has a non-qualified deferred compensation plan which you may participate in, if you choose.

You are also eligible for the following additional benefits:

➢

20 days paid vacation In a 12-month period to be accrued and used In accordance with company policy, except that all accrued and unused vacation days available to you at the end of fiscal year 2012 (ending January 29, 2013) will rollover Into fiscal 2013;

➢	8 days paid Corporate Holidays;
➢	3 floating holidays per calendar year, available to use following 6 months of employment, in accordance with company policy; and
➢	5 Incidental absences per calendar year to be used In accordance with company policy, except that 5cdays will be awarded automatically upon start date.

Severance Clause

If you are terminated without cause after completing one year of servlce1 the Company agrees to pay you a sum equal to six months base pay (no bonus) In return for a release of all claims against the Company.

At-Will Employment

If you choose to accept this offer, please understand your employment is "at will," voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Mattress Firm, Inc. Is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Authorization to Work/Drug Testing/Background Investigation

As a condition of employment  you will be required to show proof of authorization to work in the U.S. within three business days of your date of hire. Additionally, you will be required to pass a drug test, criminal background investigation, and reference check as a condition of your employment. Your employment with Mattress Firm, Inc. does not begin until you successfully complete the pre-employment process.

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall remain open until May 25, 2012 at 5 p.m. CST. This letter, along with the Mattress Firm, Inc. Associates Manual, sets forth the terms of your employment with Mattress Firm, Inc. and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by written agreement signed by you and Mattress Firm's Chief Financial Officer. Please return this signed letter to Human Resources indicating your acceptance of this offer. You may fax a signed copy to (707) 832-0710.

Kindel, welcome to the Mattress Firm team.  We hope you agree that you have a great contribution to make to our team and that you will find working here a rewarding experience.

Welcome aboard

/s/ Christine Brinkley
Christine Brinkley
Vide President, Human Resources

Agreed to and Accepted by:

/s/ Kindel Elam	5/21/2012
Kindel Elam	Date

March 6, 2014

Dear Kindel:

Title:

Effective March 10, 2014, Mattress Firm, Inc. (“Mattress Firm”) is pleased to extend to you the position of Executive Vice President (EVP), Legal and General Counsel, as a full-time employee, reporting directly to Steve Stagner, President and Chief Executive Officer.

Compensation:

Effective February 1, 2014, you will be compensated at a monthly rate of $23,750 (Annualized at $285,000) subject to normal withholdings, paid semi-monthly. If you accept this pay revision, your retroactive pay will be included in the next pay cycle(s). In addition to your salary, you will be eligible to participate in Mattress Firm Holding Corp’s management-level bonus program. This program will provide you with the opportunity to earn an annual target bonus award in an amount equal to 35% of your earned wages for the year. Based on the achievement of bonus-ward goals, the actual bonus can be in the range of zero percent of earned wages to twice the target bonus percent (70%) of earned wages. Mattress Firm reserves the right ot amend or terminate any bonus program at its discretion.

Policies and Benefits:

There is no change to any other of your benefits. The Company reserves the right to amend or terminate any benefits program presently offered at its discretion at any time.

At-Will Employment:

If you choose to accept this offer, please understand your employment is “at will”, voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Mattress Firm is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Acceptance:

To indicate your acceptance of this offer, please sign below. This letter, along with the Mattress Firm, Inc. Associate Handbook, sets forth the terms of your employment with Mattress Firm and supersedes any prior representations or agreement, whether written or oral. This letter may only be modified by a written agreement signed by you and the president and Chief Executive Officer of Mattress Firm.

Please return this signed letter to Jim Tillis, Senior Vice President of Human Resources of Mattress Firm indicating your acceptance of this offer.

Kindel, thank you for your continued efforts on behalf of our Company:

1

Sincerely,

/s/ Steve Stagner

Steve Stagner
President and Chief Executive Officer

Agreed to and Accepted by:

/s/ Kindel Elam	3/11/14
Kindel Elam	Date